EXHIBIT 99.1

Contact: Charity Frantz
January 18, 2018	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND Announces 2017 UNAUDITED Financial RESULTS For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and annual periods ended December 31, 2017.

Dividend Declared

C&N’s Board of Directors has declared a regular quarterly cash dividend of $0.27 per share, an increase from the previous quarterly dividend of $0.26 per share. The dividend is payable on February 9, 2018 to shareholders of record as of January 29, 2018. Declaration of the dividend was made at the January 18, 2018 meeting of C&N’s Board of Directors.

Unaudited Financial Information

Net income was $0.16 per diluted share in the fourth quarter 2017, as compared to $0.32 in the third quarter 2017 and $0.35 in the fourth quarter 2016. On an annual basis, net income per diluted share was $1.10 in 2017 and $1.30 in 2016. C&N’s fourth quarter and annual 2017 earnings were impacted by the recent reduction in the federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% marginal tax rate in effect throughout 2017 and 2016. Fourth quarter and annual 2017 results include additional income tax expense related to a reduction in the carrying value of the net deferred tax asset, resulting in a reduction of $0.18 in diluted earnings per share. Management expects C&N’s income tax provision (expense) will be significantly lower in 2018 and on an ongoing basis as a result of the lower tax rate.

Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities, and are valued using currently enacted tax rates. The reduction in the deferred tax asset in the fourth quarter 2017 reflects the reduced expected future net benefit from these differences, and was recognized upon the new tax bill being signed into law in December 2017.

The table below provides a reconciliation of C&N’s fourth quarter and annual unaudited earnings results under U.S. generally accepted accounting principles (U.S. GAAP) to the comparative results excluding the additional tax charge referred to above. Management believes disclosure of 2017 earnings results, adjusted to exclude the additional income tax provision resulting from the change in the tax rate, provides useful information to investors for purposes of comparison with 2016 results.

1

RECONCILIATION OF NON-U.S. GAAP MEASURE

(Dollars in Thousands, Except Per Share Data)

	4th Quarter 2017		4th Quarter 2016
		Diluted		Diluted
		Earnings per		Earnings per
	Earnings	Share	Earnings	Share
Net Income	$1,943	$0.16	$4,231	$0.35
Additional Income Tax Provision Resulting from Change in Tax Rate	2,159		0

Net Income, Excluding Effect of Change in Tax Rate	$4,102	$0.34	$4,231	$0.35

	Year Ended Dec. 31, 2017		Year Ended Dec. 31, 2016
		Diluted		Diluted
		Earnings per		Earnings per
	Earnings	Share	Earnings	Share
Net Income	$13,434	$1.10	$15,762	$1.30
Additional Income Tax Provision Resulting from Change in Tax Rate	2,159		0

Net Income, Excluding Effect of Change in Tax Rate	$15,593	$1.28	$15,762	$1.30

The effective tax rate (income tax provision as a percentage of income before tax) for the year ended December 31, 2017 was 34.75% as compared to 25.33% for 2016. The higher effective tax rate for 2017 resulted mainly from the additional tax provision related to the change in the tax rate. Management estimates the effective tax rate for 2018 to be approximately 15%, reflecting the benefit of a lower corporate rate.

Additional highlights related to C&N’s fourth quarter and annual 2017 earnings results as compared to the third quarter 2017 and comparative periods of 2016 are presented below.

Fourth Quarter 2017 as Compared to Third Quarter 2017

Net income totaled $1,943,000 in the fourth quarter 2017, which was $1,993,000 lower than third quarter net income of $3,936,000. As noted above, fourth quarter 2017 results included a tax charge of $2,159,000 resulting from the recently enacted change in the marginal corporate tax rate. Other significant variances were as follows:

•	Net interest income increased $145,000 (1.4%) in the fourth quarter 2017 as compared to the third quarter. The net interest margin was 3.85% for the fourth quarter 2017, up 2 basis points from the third quarter result, reflecting an increase of approximately $9.3 million in earning assets and an increase in the yield on earning assets of 0.02%.

•	The provision for loan losses was $23,000 in the fourth quarter 2017, down from $322,000 in the third quarter. The fourth quarter provision included $179,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, partially offset by a reduction of $155,000 in the collectively determined allowance for loan losses and a reduction of $1,000 in the unallocated allowance. The reduction in the collectively determined allowance resulted mainly from a 3 basis point reduction in the qualitative factors used to estimate the allowance as of the end of the quarter. The reductions in the qualitative factors were determined by a management committee that noted an improvement in economic conditions throughout most of C&N’s market area as evidenced by a reduction in the unemployment rate in most of the Pennsylvania and New York State counties C&N serves. In comparison, the third quarter provision included $141,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, and an increase of $181,000 in the collectively determined allowance for loan losses. The increase in the collectively determined allowance in the third quarter reflected the effects of an increase in outstanding loans, as there were minimal changes in the net charge-off experience and qualitative factors used to estimate that portion of the allowance.

2

•	Noninterest revenue of $4,117,000 in the fourth quarter 2017 was up $51,000 (1.3%) from the third quarter amount. Trust and financial management revenue of $1,430,000 in the fourth quarter was $138,000 higher than the third quarter amount, and brokerage revenue of $246,000 was $59,000 higher than in the third quarter. Net gains from sales of loans totaled $167,000 in the fourth quarter, down $130,000 from the third quarter, reflecting lower volume of sales.

•	Total noninterest expenses increased $209,000 (2.3%) over the third quarter amount. Pensions and other employee benefits expense was $268,000 higher in the fourth quarter 2017 due to an increase in health insurance claims associated with C&N’s partially self-insured plan. Professional fees expense increased $67,000 in the fourth quarter as compared to the third quarter, including expenses related to information technology-related projects. Other operating expense was $114,000 lower in the fourth quarter 2017 as compared to the third quarter, including a $78,000 reduction in attorney fees and expenses.

Fourth Quarter 2017 as Compared to Fourth Quarter 2016

Net income of $1,943,000 in the fourth quarter 2017 was $2,288,000 lower than fourth quarter 2016 net income of $4,231,000, reflecting the $2,159,000 tax charge in 2017 as described above. Other significant variances were as follows:

•	Net interest income increased $600,000 (5.9%) in the fourth quarter 2017 over the fourth quarter 2016 amount. The net interest margin of 3.85% for the fourth quarter 2017 was 0.12% higher than the fourth quarter 2016 level of 3.73%. The improvement in the margin included the impact of increases in average yields on loans and available-for-sale securities as well as a favorable change in the mix of earning assets, including growth in loans and a reduction in securities. Average total loans outstanding were higher by $57.5 million (7.7%) in the fourth quarter 2017 as compared to the fourth quarter 2016, while average total available-for-sale securities were lower by $33.4 million. Average total deposits were $20.7 million (2.1%) higher in the fourth quarter 2017 as compared to the fourth quarter 2016.

•	The provision for loan losses was low, based on banking industry norms, in both the fourth quarter 2017 and fourth quarter 2016. As noted above, the fourth quarter 2017 provision of $23,000 included $179,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, partially offset by decreases in the collectively determined and unallocated portions of allowance for loan losses. In the fourth quarter 2016, the net credit (reduction in expense) of $3,000 included the benefit from a $66,000 decrease in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, and a $3,000 increase in the collectively determined portion of the allowance.

•	Noninterest revenue increased $86,000 (2.1%) in the fourth quarter 2017 over the fourth quarter 2016 amount. Trust and financial management revenue increased $237,000 (19.9%), reflecting growth in assets under management resulting from market appreciation and new business, as well as a recent increase in fee levels. Net gains from sales of loans decreased $163,000 (49.4%) in the fourth quarter 2017 as compared to the fourth quarter 2016, reflecting lower sales volume.

•	Total noninterest expenses increased $843,000 (9.9%) in the fourth quarter 2017 over the fourth quarter 2016 amount. Salaries and wages expense increased $271,000, or 7.3%, including an increase in restricted stock compensation of $48,000 as a result of a reduction in expense related to a revised estimate in the fourth quarter 2016, along with the effects of an increase in the number of employees in 2017. The average number of full-time equivalent employees (FTEs) increased to 294 in the fourth quarter 2017 from 288 in the fourth quarter 2016. Pensions and other employee benefits expense increased $266,000, including an increase of $256,000 in health care expenses due to higher claims on C&N’s partially self-insured plan. Other operating expense increased $126,000, including an increase in accounting and auditing expense of $54,000 resulting from an increase in outsourced internal audit activity and an increase of $34,000 in telecommunications expenses. Software subscriptions increased $68,000, including costs associated with new applications as well as annual licensing increases.

3

Years Ended December 31, 2017 and 2016

For the year ended December 31, 2017, net income totaled $13,434,000, or $2,328,000 less than total net income for 2016. As described above, 2017 earnings were reduced $2,159,000 for a tax charge in 2017 attributable to the recent reduction in the marginal corporate income tax rate. Other significant variances were as follows:

•	Net interest income was $1,543,000 (3.8%) higher in 2017 as compared to 2016. The net interest margin was 3.82% for 2017, up from 3.76% for 2016. Average total loans outstanding were up $57.6 million (8.0%) in 2017 as compared to 2016, while average total available-for-sale securities were lower by $33.2 million. Average total deposits were $20.5 million (2.1%) higher in 2017 as compared to 2016.

•	The provision for loan losses was $801,000 in 2017, which was $420,000 lower than the amount in 2016. In 2017, the provision included $1,023,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period and a $101,000 increase in the unallocated portion of the allowance, with a reduction in the provision of $323,000 related to the reduction in the collectively determined allowance for loan losses. The reduction in the collectively determined allowance included the effects of an improvement in C&N’s aggregate net charge-off experience and a reduction in the qualitative factors used to estimate the allowance as of December 31, 2017. The net increase in specific allowances in 2017 included an increase in the allowance related to one real estate secured commercial loan of $391,000 to $919,000 at December 31, 2017 as compared to $528,000 at December 31, 2016. The increase in the specific allowance for this loan was based on an updated appraisal. In comparison, the provision of $1,221,000 for 2016 included $491,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, a $29,000 decrease in the unallocated portion of the allowance and an increase in the provision of $759,000 related to an increase in the collectively determined allowance for loan losses. The increase in the collectively determined portion of the allowance at December 31, 2016 as compared to the end of the preceding year resulted from loan growth and slight increases in the net charge-off and qualitative factors used to estimate the allowance.

•	Noninterest revenue increased $642,000 (4.1%) in 2017 as compared to 2016. Trust and financial management revenue increased $639,000 (13.4%), reflecting growth in assets under management resulting from market appreciation and new business, as well as a recent increase in fee levels and an estimated $215,000 of additional revenue from changing the frequency of billings to monthly for certain services. Interchange revenue from debit card transactions increased $278,000 (14.3%), reflecting improvements in card-related volumes and processing. Loan servicing fees, net, increased $141,000, as the fair value of mortgage servicing rights decreased by $168,000 in 2017 as compared to a reduction of $282,000 in 2016. Net gains from sales of loans decreased $211,000 (20.5%) due to a lower volume of sales. Service charges on deposit accounts decreased $207,000 (4.4%), as revenue from consumer overdrafts declined due to lower volume.

•	Net gains on available-for-sale securities totaled $257,000 in 2017, a reduction of $901,000 from $1,158,000 in 2016. In 2016, gains from sales of bank stocks totaled $1,125,000, as C&N completed its program of bank stock sales that had begun in 2015. C&N had no remaining investments in bank stocks throughout 2017.

•	Total noninterest expenses increased $2,223,000 (6.4%) in 2017 as compared to 2016. Other operating expense increased $808,000. Within other operating expense, the largest variances included increases of $208,000 in loan collection expenses, $149,000 in accounting and auditing expense stemming from increased internal audit outsourcing and $130,000 in attorney fees (mainly related to a commercial loan workout situation). Employee benefits expense increased $657,000, including an increase of $594,000 from higher health care expenses on C&N’s partially self-insured plan. Salaries and wages expense increased $395,000 (2.6%), reflecting the net effects of annual merit-based salary increases, an increase to an average of 292 FTEs in 2017 from 287 in 2016 and a net decrease in officers’ incentive compensation from corporate plans of $166,000.

4

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,276,959,000 at December 31, 2017, as compared to $1,259,921,000 at September 30, 2017 and $1,242,292,000 at December 31, 2016.

•	Net loans outstanding (excluding mortgage loans held for sale) were $806,857,000 at December 31, 2017, up from $792,112,000 at September 30, 2017 and up 8.5% from $743,362,000 at December 31, 2016. In comparing outstanding balances at December 31, 2017 and 2016, total residential mortgage loans increased $26.5 million, or 6.3%, and total commercial loans increased $36.1 million, or 11.4%. At December 31, 2017, the outstanding balance of commercial loan participations with other financial entities was $61.2 million, up from $47.5 million at December 31, 2016.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $169,725,000 at December 31, 2017, up from $169,581,000 at September 30, 2017 and $163,296,000 at December 31, 2016.

•	Total nonperforming assets as a percentage of total assets was 1.47% at December 31, 2017 as compared to 1.35% at September 30, 2017 and 1.43% at December 31, 2016.

•	Deposits and repo sweep accounts totaled $1,012,215,000 at December 31, 2017 as compared to $1,026,364,000 at September 30, 2017, and up 2.4% from $989,018,000 at December 31, 2016.

•	Total shareholders’ equity was $188,443,000 at December 31, 2017 as compared to $191,013,000 at September 30, 2017 and $186,008,000 at December 31, 2016. Tangible common equity as a percentage of tangible assets was 13.95% at December 31, 2017 as compared to 14.15% a year earlier. Within shareholders’ equity, the portion of accumulated other comprehensive (loss) income related to available-for-sale securities was a (loss) income of ($1,566,000) at December 31, 2017 as compared to $227,000 at September 30, 2017 and ($949,000) at December 31, 2016. Fluctuations in accumulated other comprehensive (loss) income have been caused by increases in interest rates and the effect of the lower corporate income tax rate on municipal bonds, which have resulted in an overall net reduction in the fair value of available-for-sale securities.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $916,580,000 at December 31, 2017, down from $924,907,000 at September 30, 2017 and up 4.2% from $879,844,000 a year earlier.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N’s most recently opened location, in Elmira, New York, offers commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

5

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release, including the estimated effective tax rate for 2018, are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

6